Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACTS:	MEDIA CONTACTS:
Ria Marie Carlson	Jennifer Baier
(714) 382-4400	(714) 382-2692
ria.carlson@ingrammicro.com	jennifer.baier@ingrammicro.com

Lisa Mueller	Marie Meoli
(714) 382-2012	(714) 382-2190
lisa.mueller@ingrammicro.com	marie.meoli@ingrammicro.com

INGRAM MICRO EXPECTS TO RECORD CHARGES RELATED TO
MICRO WAREHOUSE RECEIVABLE

SANTA ANA, Calif., Sept. 10, 2003 – Ingram Micro Inc. (NYSE: IM) expects to record a third-quarter charge of up to $20 million (approximately $13 million net of tax) related to accounts receivable from Micro Warehouse, Inc., which the company believes are substantially impaired after Micro Warehouse’s sale of certain assets to CDW Corporation in a transaction that was announced Monday and its subsequent Chapter 11 filing in the U.S. bankruptcy court today.

      “Micro Warehouse was one of our larger North American customers, with North American revenues of approximately $75 million for the second quarter of 2003, outstanding accounts receivable of approximately $25 million and related allowances for bad debt of approximately $5 million,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “We had been working closely with Micro Warehouse and had established reserves based on available information, including business plans, financial information and management representations provided to us by Micro Warehouse. However, after Monday’s announced transaction and today’s bankruptcy filing, we now believe that the receivables have been substantially impaired. We intend to pursue all potential recovery options.”

      The company also currently has outstanding receivables of approximately $12 million from Micro Warehouse’s European operations, which were not affected directly by Micro Warehouse’s announced sale of assets to CDW Corporation or today’s U.S. bankruptcy filing.

     “We believe that the risk associated with the collection of the European receivable is negligible,” said Madden, “in light of our understanding of the financial condition of the Micro Warehouse European operations and our credit insurance coverage. We will continue to monitor the situation and will take appropriate measures if anything changes.”

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2-2-2 Ingram Micro Expects To Record Charges Related To Micro Warehouse Receivable

     The per-share impact of the charge could be as much as $0.09 for the third quarter ending Sept. 27, 2003, which was not anticipated in the company’s guidance issued on July 30, 2003 and reconfirmed on Sept. 3, 2003. The company’s adjusted guidance for the fiscal quarter ending Sept. 27, 2003, assuming the full pre-tax $20 million charge is recorded, is as follows:

  Sales are expected to range from $5.175 billion to $5.350 billion, with net income excluding major-program costs or other special items ranging from $8 million to $12 million or $0.05 to $0.08 per diluted share.

     The company's net results based on generally accepted accounting principles (GAAP) likely will differ significantly from this forecast because of major-program costs related to the company’s previously announced profit-enhancement program, additional actions that may be implemented or other special items. The company's major-program costs and other special items, and therefore GAAP earnings, in any one quarter cannot be reasonably estimated.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program costs, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) the company’s failure to achieve the objectives of its profit enhancement program as announced in September 2002 or other process or organizational changes, in whole or in part, or delays in implementing components of the program; (2) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (4) failure of information systems and/or failure to successfully transition certain components of the company’s IT infrastructure to its third-party provider could result in significant disruption to business or additional cost, or may not generate the intended level of cost savings; (5) disruptions in business operations due to reorganization activities; (6) the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (7) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability could adversely affect foreign operations;

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3-3-3 Ingram Micro Expects To Record Charges Related To Micro Warehouse Receivable

(14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards may result in additional charges; and (18) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended December 28, 2002; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

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